Exhibit 10.1

MASTER NOTE

$30,000,000	Birmingham, Alabama

Date:  August 23, 2013

FOR VALUE RECEIVED, Hibbett Sports, Inc., a Delaware corporation, (the "Borrower") promises to pay on DEMAND, to the order of Regions Bank, an Alabama banking corporation, its successors and assigns, (the "Bank"; together with any other holder of this note, being sometimes herein referred to as the "Holder"), at the Bank's main office in Birmingham, Alabama or at such other place as the Holder may from time to time designate, the sum of Thirty Million and No/100 Dollars ($30,000,000), or so much thereof as the Bank, in its sole discretion may elect to advance to the Borrower hereunder (the "Loan"), plus interest on any amount advanced hereunder from the date advanced until the Loan is paid in full, at a fluctuating interest rate, (the "Floating Rate") equal to the higher of 1) the rate per annum designated by the Bank from time to time as its prime rate of interest (the "Prime Rate"), such rate being an index rate by the Bank for establishing lending rates and not necessarily the Bank's most favorable lending rate and changes in such rate being discretionary with the Bank, 2) the Federal Funds Rate for such day plus 1/2 of 1% or 3) the one month LIBOR Rate; provided, however, the Bank and the Borrower may agree from time to time that interest shall accrue on the unpaid principal balance of the Loan, or a portion thereof, at a fixed rate of interest for a specified period of time (a "Fixed Rate") instead of at the Floating Rate.  For purposes of determining the Floating Rate, the Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the average rate (rounded upward if necessary, to a whole multiple of 1/100 of 1%) charged to Regions Bank on such day on such transactions.  The LIBOR Rate means the rate per annum determined by reference to the Bloomberg reporting service or, if available, other comparable financial information reporting service at the time employed as the London interbank offered rate for one month deposits in Dollars.  The amount of interest accrued on the unpaid principal balance of the Loan shall be computed on the basis of an assumed year of 360 days for the actual number of days elapsed, which means that the amount of interest accrued for each day will be computed by multiplying the unpaid principal balance of the Loan on such day by the Floating Rate or Fixed Rate as applicable on such day and dividing the result by 360. Any change in the interest rate applicable to the Loan caused by a change in the Floating Rate shall be effective on the date of the Floating Rate change without notice to the Borrower or any other action by the Bank.  If the Bank and the Borrower attempt to agree that the Loan, or a portion thereof, will bear interest at a Fixed Rate, but fail to agree on such Fixed Rate or on the period for which the Fixed Rate will be in effect, or if there is material uncertainty as to whether or not the Bank and the Borrower have agreed on a Fixed Rate, or as to the period for which a Fixed Rate will be in effect, then interest shall accrue on the Loan, or such portion thereof, at the Floating Rate during the period for which such Fixed Rate would otherwise be applicable.  If the Bank and the Borrower agree upon a Fixed Rate for a specified period for a portion of the Loan, such portion shall be deemed to be a separate loan with a maturity date of the last day of the period during which the Fixed Rate is in effect, which separate loan may be repaid upon its maturity date with an advance made under this note if no default has occurred and no demand for payment has been made.

The unpaid principal balance of the Loan, (including any portion bearing interest at a Fixed Rate) and all interest accrued thereon, shall be payable ON DEMAND, but no later than August 22, 2014; provided, however, that, prior to demand for payment being made by the Holder, interest computed on the basis of the Floating Rate shall be payable on the first day of each successive month in each year, and interest computed on the basis of a Fixed Rate shall be payable in full on the last day of the period during which the Fixed Rate is in effect.

Notwithstanding the foregoing, to enable the Holder to send periodic billing statements in advance of each interest payment date reflecting the amount of interest, if any, computed at the Floating Rate that is payable on such interest payment date, at the option of the Holder, the Floating Rate in effect 15 days prior to each interest payment date shall be deemed to be the Floating Rate as continuing in effect 15 days prior to each interest payment date.  If the Holder elects to use this billing method and if the Floating Rate changes during such 15-day period, the difference between the amount of interest that actually accrues during such period and the amount of interest paid will be added to or subtracted from, as the case may be, the interest otherwise payable in preparing the next billing statement.  In determining the amount of interest payable upon demand for the payment or upon full prepayment of this note, all changes in the Floating Rate occurring on or prior to the day before the final maturity date or the date of such prepayment shall be taken into account.

The Borrower may, from time to time, repay without premium or penalty the principal amount of the Loan, or any portion thereof, at any time; provided, however, the Borrower shall not prepay any portion of the Loan bearing interest at a Fixed Rate during the period that interest accrues thereon at the Fixed Rate.

All payments coming due on this note shall be made in cash or immediately available funds at the Holder's office at which the payment is made.  At its option, the Holder may elect to give the Borrower credit for any payment made by check or other instrument in accordance with Holder's  availability schedule in effect from time to time for such items and instruments, which schedule the Holder will make available to the Borrower on request.  Each payment on the Loan will first reduce charges owed by the Borrower that are neither principal nor interest.  The remainder of each payment will be applied first to accrued but unpaid interest and then to unpaid principal.

This note is a Master Note, and it is contemplated that the proceeds of the Loan will be advanced from time to time to the Borrower by the Holder in installments as requested by the Borrower and approved by the Holder, and repaid by the Borrower and subsequently re-advanced by the Holder, as requested by the Borrower and approved the Holder, in an amount not exceeding the face amount of this note.   By reason of prepayment of the Loan there may be times when no indebtedness is owing hereunder, and notwithstanding any such occurrence, this note shall remain valid and shall be in full force and effect as to each subsequent advance made hereunder.  Each advance hereunder and each payment made hereon may, at the Holder's option, be reflected by a notation made by the Holder on its internal records (which may be kept by computer or other means determined by the Holder) and the Holder is hereby authorized so to record thereon all such principal advances and payments.  The aggregate unpaid amounts reflected by notations made on the internal records of the Holder shall be deemed reflected by the notations made on the internal records of the Holder shall be deemed presumptive evidence of the principal amount remaining outstanding and unpaid on the note.  No failure of the Holder to record any advance or payment shall limit or otherwise affect the obligation of the Borrower hereunder with respect to any advance and no payment of principal by the Borrower shall be affected by the failure of the Holder to record the same.

Nothing herein contained shall obligate or require the Holder to make any advance hereunder, and all advances shall be made at the option of the Holder.  The Holder may elect to cease making advances under this note at any time.  This note shall be valid and enforceable as the aggregate amount advanced at any time hereunder, whether or not the full face amount thereof is advanced.

The Borrower and each endorser, surety and guarantor of this note (collectively, the "Obligor") severally hereby (a) waive as to the indebtedness evidenced hereby and any extension or renewal thereof demand, presentment, protest, notice of protest, notice of dishonor, suit against any party and all other requirements necessary to hold them or nay of them liable hereunder, (b) agrees that time of payment may be extended or renewal notes taken or other indulgences granted without notice of or consent to such action and without release of the liability of any Obligor; (c) consents to the Holder's releasing, agreeing not to sue, suspending the right to enforce this note against or otherwise discharging or compromising claims against the Borrower or any other Obligor, all without notice to or the consent of the Obligors.

The Borrower agrees to pay all costs of collecting or securing or attempting to collect or secure this note, including reasonable attorney's fees.

The Holder shall have all liens upon and, and rights of set-off given to the Holder by law, against all monies, securities and other property of any of the Obligors now or hereafter in the possession of, or on deposit with, the Holder, whether held in a general or special account of deposit, for safekeeping, or otherwise; and every such lien and right of set-off may be exercised without demand upon or notice to any Obligor, and the Holder shall have no liability with respect to any Obligor's checks or other items that may be returned or other funds transfers that may not be made due to insufficient funds thereafter.

The Borrower understands that the Holder may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which such participant or participants shall be given participations in the Loan and that such participation may from time to time similarly grant to other participants sub-participations in the Loan.  The Borrower agrees that any participant may exercise any and all rights of banker's lien or set-off, whether arising by operation of law or given to the Holder by the provisions of this note, with respect to the Borrower as fully as if such participant had made a loan directly to the Borrower.  For purposes of this paragraph only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participating interest in the principal of, and interest on, the Loan.

No failure or delay on the part of the Holder in exercising any right, power or privilege under this note shall operate as a waiver thereof.  No modification, amendment or waiver of any provision of this note shall be effective unless in writing and signed by a duly authorized officer of the Holder.  The unenforceability of any provision of this note shall not affect the validity and enforceability of the other provisions of this note, it being the intention of the Borrower and the Holder that the provisions of this note shall be severable.

The Borrower has executed this note without condition that anyone else should sign or become bound hereunder and without any other condition whatever being made.  The provision of this note shall be binding, jointly and severally, upon the successors and assigns of the Borrower (except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Bank) and shall inure to the benefit of the Bank, its successors and assigns.  This note is given, executed and delivered under the seal of the Borrower.  Time is of the essence of this note.  This note shall be governed by the laws of the State of Alabama.

The Bank is hereby authorized by the Borrower to make advances hereunder and enter into agreements with respect to Fixed Rates at the request (whether written or oral) of any officer or representative of a partner of the Borrower or any other representative of the Borrower.

Any provision of this note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

All rights, power and remedies of the Holder under this note and now or hereafter existing at law, in equity or otherwise shall be cumulative and may be exercised successively or concurrently.

This note contains the entire understanding and agreement between the Borrower and the Holder with respect to the Loan and supersedes any and all prior agreements, understandings, promises, and statements with respect to the Loan.

This is a DEMAND NOTE, and the Holder shall have the unlimited and unrestricted right to demand payment of the indebtedness evidenced hereby at any time and in the Holder's absolute sole discretion, regardless of whether or not a default hereunder has occurred or any other circumstance whatsoever, notwithstanding anything to the contrary contained in this note.  The Borrower agrees and the acknowledges that such right of the Holder to demand payment shall not be subject to the provisions of Section 7-1-208 of the Alabama Uniform Commercial Code or any other statute or principle of law imposing any obligation of good faith or fair dealing or that otherwise might in any way limit or restrict such right to demand payment at any time.

Hibbett Sports, Inc.

By:	/s/ Scott Bowman
Scott Bowman

Its:	CFO

END OF EXHIBIT 10.1